   As filed with the Securities and Exchange Commission on January 10, 2001

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
Section 13 and 15(d) of the Securities Exchange Act of 1934.


                         Commission file Number 1-4393

                           PUGET SOUND ENERGY, INC.
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            (Exact name of registrant as specified in its charter)

                             411--108th Avenue N.E.
                        Bellevue, Washington  98004-5515
                                (425)  454-6363

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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, No par value
                       Preference Share Purchase Rights
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           (Title of each class of securities covered by this Form)


               7.45% Preferred Stock Series II, $25.00 par value
                  Preferred Stock, Cumulative $100 par value
                           8.231% Capital Securities
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      (Title of all other classes of securities for which a duty to file reports under Section 13(a) or (15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports;


Rule 12g-4(a)(1)(i)            [  ]         Rule 12h-3(b)(1)(ii)          [  ]
Rule 12g-4(a)(1)(ii)           [  ]         Rule 12h-3(b)(2)(i)           [  ]
Rule 12g-4(a)(2)(i)            [  ]         Rule 12h-3(b)(2)(ii)          [  ]
Rule 12g-4(a)(2)(ii)           [  ]         Rule 15D-6                    [  ]
Rule 12h-3(b)(1)(i)            [X ]

Appropriate number of holders of record as of the certification or notice date:
1

Pursuant to the requirement of the Securities Exchange Act of 1934, PUGET SOUND ENERGY, INC. as the successor by merger to the registration has caused his certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                         By:  /s/ James W. Eldredge
         DATE:  January 10, 2001             --------------------------------
              ------------------------        James W. Eldredge
                                              Corporate Secretary